From the President

February 21, 2017

TO: All Members

SUBJECT: Full Year and Fourth Quarter 2016 Financial Results and Dividend Payments

I am pleased to share our year-end and fourth quarter 2016 earnings release. Your co-op had another year of strong performance.

Net income of $260.0 million, highest in the Bank’s history
Advances at $76.8 billion, highest reported balance
Retained earnings at $986.2 million, highest ever
Total assets of $101.3 billion, a recent milestone

We are pleased with these results, especially the advance balances, which reflect the relevance of the co-op to our membership. However, even more than records, we are gratified by the level of consistency, stability and strength that enables us to achieve our mission every day. Our 2016 performance allows us to set aside $28.9 million for affordable housing programs. We think of this as your “community dividend.”

Dividend Payments

Based on fourth quarter performance, the Board of Directors declared quarterly declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends will be calculated on your average capital stock held during the period Oct. 1 to Dec. 31, 2016, and will be credited to your Demand Deposit Account (DDA) tomorrow, Feb. 22.

As a reminder, our quarterly conference call is scheduled for Tuesday, Feb. 28, at 9 a.m. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer